Exhibit (c)(1)

Confidential – For Discussion Purposes Only

Project Chronos

November 21, 2016

Confidential – For Discussion Purposes Only

Chronos Market Backdrop

Dividend Yield

- Chronos has a dividend yield of 8.5%. The dividend greatly exceeds earnings
  - The Chronos dividend represents ~9x and ~6x of 2016E and 2017E earnings, respectively
- Similar sized equity managers[1] (market caps from $500mm – $1bn) have much lower dividend yields and payout ratios

Significant Balance Sheet Cash

- Chronos has no debt and approximately $6.10 per share of its stock is represented by cash and investments on its balance sheet
  - Cash represents nearly 90% of Chronos' stock price as of 11/18/16[2]
- Chronos' peers have a much lower cash/investment values per share

2018E EBITDA Multiple

- Chronos has a multiple of implied enterprise value (implied equity value less balance sheet net cash) to 2018E EBITDA of 11.5x[3]

Company	Implied 11/18/2016 Equity Value[4]	Div Yield	2016E Payout	Net Cash[5]	Net Cash/Equity[5]	Implied Enterprise Value[5]	EV/2018E EBITDA[5][6]
Chronos	**$145**	**8.5%**	**8.7x**	**$125**	**86.6%**	**$19**	**11.5x**
Virtus Investment Partners	519	1.6	0.2	115	22.2	404	4.9
GAMCO Investors	323	0.3	NA	(72)	NA	396	NA
Pzena Investment Management	150	1.3	0.9	8	5.0	143	9.2
Manning & Napier	107	9.0	1.0	22	20.2	85	6.1
Median	**$237**	**1.4%**	**0.9x**	**$15**	**20.2%**	**$269**	**6.1x**

Source: Company management, FactSet. Market data as of 11/18/16.
(1) Comparable peers include VRTUS, GBL, MN, and PZN.
(2) $7.04 as of 11/18/16.
(3) Multiple calculated using current price less balance sheet value divided by CAM 2017E EBITDA of $2.5mm.
(4) Equity Value based on public shareholder ownership.
(5) Chronos Net Cash represents unrestricted balance sheet cash and investments available for distribution to public shareholders. Net Cash for peers represents public shareholders' proportionate interest in Cash + Investment Portfolio -Debt.
(6) Chronos 2018E EBITDA represents 22.2% attributable to public shareholders. 2018E EBITDA for peers represents portion attributable to public shareh olders.

1

Observations Purposes Only

Confidential – For Discussion Purposes Only

Any premium paid should be measured against implied enterprise value (i.e. the true business) rather than the implied equity value

Uneconomic to pay a premium for cash

Small percentage increase in stock price results in a large percentage increase in implied enterprise value

Greater downside risk than upside opportunity for stock on a fundamental basis in near to medium term

Based on outlook implicit in management projections

Net fund outflows currently and forecasted to continue for three years

Resulting declining EBITDA trend

Later year forecast dependent on improving investment performance to turn around outflow and EBITDA trends

Unsustainably high dividend is also inflating stock price

Chronos EBITDA multiple well above median (2018E)

Furthermore, significant sensitivity of EBITDA multiple to small percentage increase in stock price

(3)

The Chronos stock has minimal liquidity

Average daily trading volume (since the third quarter earnings release) of ~108,000 shares

Limits ability of shareholders to sell significant blocks of stock

2

Confidential – For Discussion Purposes Only

Projected Balance Sheet Cash

Pro Forma for Distribution & Intercompany Loan Repayment, forecasted at 12/31/16

($ in millions)

Adjustments for Required Capital		
Pro Forma Net Working Capital	**$77.7**	
Less: Required Capital		
Seed capital in Global Convert UCIT	($42.5)	UCIT client would liquidate its balance if Chronos withdraws
Seed capital in Phineus Long / Short	(6.3)	UCIT client would liquidate its balance if Chronos withdraws
Seed capital in funds < $1mm	(3.0)	Aggregate seed capital of funds with seed balances under $1mm
Closed end fund seed capital	(21.5)	Closed end funds, can't access capital from public vehicles
Regulatory Capital	(5.9)	This capital is trapped at broker/dealer sub
Total Required Capital	**($79.3)**	
Unrestricted 9/30 Pro Forma Net Working Capital	**($1.6)**	This is the remainder
Plus: Cash generated in 4Q 16	**$9.2**	From model
Less: Additional deferred comp paid in Feb 2017	($7.7)	Accrued Bonus Compensation, expected to be $28mm by Feb. '17
CI LLC Unrestricted Cash	**($0.1)**	

Balance Sheet Cash Calculation		
Cash at CAM (as of 9/30)	$55.8	
Change in deferred taxes in 4Q	(0.6)	
Cash for distribution to CAM shareholders	27.8	22.2% of $125mm distribution
Less: Regular dividend to common shareholders	(3.1)	Common divided to shareholders at $0.15 / share
Plus: Loan repayment	45.2	
22.2% of unrestricted CILLC cash	0.0	0 balance since unrestricted CILLC cash is negative
Cash Available to CAM Shareholders	**$125.2**	
CAM sharecount	20.5	
Balance Sheet Cash per Share	**$6.10**	

3

Source: Company management.
Note: Pro forma based on balance sheet as of 9/30/2016.

Confidential – For Discussion Purposes Only

22.2% of Chronos Investments LLC Discounted Cash Flow

	2016E	2017E	2018E	2019E	2020E	2021E	2022E	2023E	CAGR '16E - '23E
		Management Forecasts							
Total Revenue	$192.3	$183.7	$160.0	$148.9	$157.2	$161.8	$167.1	$172.7	(1.5%)
% Growth		*(4.5%)*	*(12.9%)*	*(7.0%)*	*5.6%*	*2.9%*	*3.3%*	*3.3%*	
EBITDA	$17.5	$11.3	$7.6	$14.1	$23.9	$34.3	$34.6	$34.9	10.4%
% Growth		*(35.2%)*	*(33.3%)*	*86.1%*	*69.5%*	*43.9%*	*0.7%*	*1.1%*	
% Margin		*6.2%*	*4.7%*	*9.5%*	*15.2%*	*21.2%*	*20.7%*	*20.2%*	
Less:									
Amortization of Deferred Sales Commissions		(0.7)	(0.6)	(0.4)	(0.3)	(0.2)	(0.0)	--	
Other Depreciation & Amortization		(3.6)	(3.6)	(3.6)	(3.6)	(3.6)	(3.6)	(3.6)	
Total EBIT		**7.0**	**3.4**	**10.0**	**19.9**	**30.5**	**30.9**	**31.3**	
Less: Taxes		(2.6)	(1.2)	(3.7)	(7.4)	(11.3)	(11.4)	(11.6)	
Tax-Affected EBIT		**4.4**	**2.1**	**6.3**	**12.5**	**19.2**	**19.5**	**19.7**	
Plus: Amortization of Deferred Sales Commissions		0.7	0.6	0.4	0.3	0.2	0.0	--	
Plus: Other Depreciation & Amortization		3.6	3.6	3.6	3.6	3.6	3.6	3.6	
Less: Δ in Working Capital		(0.1)	(2.1)	(2.7)	(1.4)	(1.9)	0.2	0.2	
Less: Capital Expenditures		(3.8)	(3.8)	(3.8)	(3.8)	(3.8)	(3.8)	(3.8)	
Less: Deferred Compensation		(7.5)	--	--	--	--	--	--	
Free Cash Flow		(2.7)	$0.4	$3.8	$11.3	$17.3	$19.5	$19.7	
	Total								
FCF @ 22.2% Ownership		(0.6)	$0.1	$0.9	$2.5	$3.8	$4.3	$4.4	
Discounted FCF @ 22.2% Ownership	$7.5	(0.6)	$0.1	$0.6	$1.5	$2.1	$2.0	$1.8	
Terminal Calculation									
Terminal								$37.5	
Discounted Terminal	$14.1							$14.1	
Net Operating Loss Calculation									2024 Onward
Cash Tax Savings on NOLs		$0.4	--	$1.5	$2.2	$3.1	$3.2	$3.2	$18.4
Discounted Cash Tax Savings on NOLs	$12.0	$0.4	--	$1.0	$1.3	$1.6	$1.5	$1.3	$4.9

Assumptions

- **WACC:** 15%
- **Perpetuity Growth:** 3%
- **Tax Rate:** 37%
- **Discounted using Mid Year Discount**

	Business Component			Carryforwards
	Discounted FCF	Discounted Terminal	Total	Discounted Cash Tax Savings on NOLs
Aggregate ($mm)	$7.5	$14.1	$21.6	$12.0
Per Share	$0.36	$0.69	$1.05	$0.58

4

Source: Company management.

Summary

Confidential – For Discussion Purposes Only

$10.00

$8.00 $1.05 $7.73

$6.10

(1) $0.58

($0.18)

$6.00

$2.20

$4.00

$1.35

$2.00

$2.72

$0.00

Balance Sheet Component Carryfowards Business Component Total Per Share

Balance Sheet Component Carryforwards Business Component

($mm, except per share data) Aggregate Per Share Cash Tax Savings from Utilization of Capital Loss

Free Cash Flows

Cash on CAM Balance Sheet $55.8 $2.72 and Net Operating Loss Carryforwards Distribution from CILLC 27.8 1.35

Repayment of Intercompany Loan 45.2 2.20 $21.6mm $12.0mm

Other Q4 Cash Changes (3.6) ($0.18)

Total $125.2 $6.10 $1.05 per share $0.58 per share

5 Source: Company management.

(1) Includes regular $0.15 per share dividend to common shareholders and removal of Q4 change in DTA.

Analysis at Various Prices

Confidential – For Discussion Purposes Only

VWAP Since Q3

Earnings Proposed

(10/28/16) Price

Implied Equity Value ($ in mm) $132 $159

Implied Equity Value Per Share $6.45 $7.75

Implied Enterprise Value

$6.10 $0.35 $1.65 (Implied Equity Value Less Cash)

Premium Based on:

Stock Price Closing Price on 11/18/16 $7.04 (8.4%) 10.1% Premium Analysis

VWAP Since Q3 Earnings (10/28/16) $6.45 0.0% 20.2%

Implied

Enterprise Implied by VWAP Since Q3 Earnings $0.35(1) 0.0% 371.4% Value (10/28/16) Premium Analysis

Multiple Metric Based on (2) (3) Based on: 22.2% Ownership

‘17E EBITDA $2.5 2.9x 13.4x

‘18E EBITDA $1.7 4.3x 20.2x

Implied Multiples

‘17E Earnings $1.6 4.4x 20.8x

‘18E Earnings ($1.2) NM NM

Source: Company management, FactSet. Market data as of 11/18/16.

6 (1) Calculated as $6.45 price pre share less $6.10 cash value per share. (2) Multiples calculated based on Implied Enterprise Value.

(3) Earnings calculated assuming 37% tax rate. Earnings exclude impact of DTAs and NOLs.

Weighted Average Cost of Capital

Confidential – For Discussion Purposes Only

Cost of Equity WACC using Bloomberg Beta

Risk Free Rate 2.7%

Unlevered Beta 1.44

Equity Risk Premium 7.0%

(1)

Size Premium 2.5%

Cost of Equity 15.3%

Cost of Debt

Pre-tax Cost of Debt 0.0%

Marginal Tax Rate 37.0%

After-tax Cost of Debt 0.0%

Net Debt / Net Capital 0.0%

Weighted Average Cost of Capital 15.3%

Source

Twenty year U.S. Government bond yield as of November 18, 2016

Represents industry’s historical Bloomberg adjusted beta at industry’s current capital structure and not relevered given the Company’s net cash position. Bloomberg betas are based on regression of five years of monthly performance as compared to the broad U.S. equity market.

Equity risk premium relative to twenty year U.S. Government bond yield per BofA Merrill Lynch estimates, based upon analysis of long-term historical data of the broad U.S. equity market

Represents capitalization adjustment per Duff & Phelps 2016 Valuation Handbook for companies with equity values between $210—$448 million

Assumes Company is fully equity financed given net cash position

Note: Market data as of November 18, 2016.

(1) Calculated as market value of consolidated entity ($641mm) less corporate investment portfolio ($320mm) equaled to $320mm.

7

Confidential – For Discussion Purposes Only

Weighted Average Cost of Capital

Additional Analysis

Selected Publicly Traded Companies

	Values [1]		Net Debt /	Beta	
Company	**Equity**	**Enterprise**	**Net Cap**	**Levered [2]**	**Unlevered**
Blackrock	$61,549	$61,200	(0.6%)	1.45	1.46
Franklin Resources	22,405	16,359	(37.0)	1.51	1.83
T. Rowe Price	18,612	17,440	(6.7)	1.15	1.20
Invesco Ltd.	12,881	13,373	3.7	1.56	1.52
Affiliated Managers	7,850	11,291	30.5	1.37	1.06
AllianceBernstein	6,683	6,445	(3.7)	1.32	1.35
Eaton Vance	4,868	5,156	5.6	1.50	1.45
Legg Mason	3,337	5,687	41.3	1.60	1.10
Federated Investors	2,913	2,956	1.5	1.39	1.38
Artisan Partners	2,272	2,265	(0.3)	1.43	1.43
OM Asset Management	1,793	2,034	11.8	1.54	1.41
Waddell & Reed	1,584	1,254	(26.3)	1.63	1.88
Cohen & Steers	1,616	1,454	(11.2)	1.34	1.43
WisdomTree Investments	1,377	1,199	(14.9)	2.38	2.60
Virtus Investment Partners	519	434	(19.6)	1.55	1.73
GAMCO Investors [3]	323	396	18.3	1.11	0.97
Pzena Investment Management [3]	150	143	(5.3)	1.61	1.67
Manning & Napier [3]	107	85	(25.3)	1.25	1.44
Median	**$2,592**	**$2,611**	**(2.1%)**	**1.48**	**1.44**
Chronos [3]	**$145**	**$19**	**(646.5%)**	**1.03**	**2.27**

Note: Dollars in millions.

(1) Market data as of November 18, 2016.

(2) Represents historical Bloomberg adjusted beta levered. Bloomberg betas based on regression of five years of monthly performance as compared to the broad U.S. equity market.

(3) Calculations based off shares owned by public. EV calculated as equity value + debt – cash. GAMCO, Pzena and Manning and Napier public ownership assumed to have pro rata share of cash and debt.

8